Exhibit 99.1

For Immediate Release

Contacts:

Brad Holmes, Investor Relations (713) 654-4009; or Andrew Clifford, President (713) 458-1560

Website:

www•saratogaresources•com

Saratoga Resources Announces Extension of Forbearance Agreements with

Senior Lenders; Engagement of Conway MacKenzie

Houston, TX – March 19, 2015 – Saratoga Resources, Inc. (NYSE MKT: SARA; the “Company” or “Saratoga”) today announced that it has entered amendments extending the terms of the existing forbearance agreements with (i) all of the holders of notes (the “First Lien Notes”) in the amount of $54.6 million issued under that certain Indenture dated as of November 22, 2013 (the “First Lien Indenture”), by and among the Company and its subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (the “First Lien Trustee”); and (ii) 75% or more of the holders of notes (the “Second Lien Notes”) in the amount of $125.2 million issued under that certain Indenture dated as of July 12, 2011, as supplemented or amended (the “Second Lien Indenture”), by and among the Company and its subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Second Lien Trustee”).

Pursuant to the terms of the amended forbearance agreements, the forbearance period under the existing Forbearance Agreements has been extended until April 30, 2015.

The Company also announced that it has engaged Conway MacKenzie Management Services, LLC (“CMS”) to act as its financial advisor in connection with its ongoing efforts to restructure its Senior Debt.  Pursuant to that engagement, the Company has appointed Jeff N. Huddleston, of CMS, as Interim Chief Financial Officer, and John T. Young, Jr., also of CMS, as Strategic Alternatives Officer.  Messrs. Huddleston, Young and CMS will work closely with management, the independent directors and the board with a view to maximizing value and achieving a satisfactory restructuring or repayment of the Senior Debt.

Management Comments

Andy Clifford, President of Saratoga, stated: “We are continuing to work with our lenders in order to achieve a mutually satisfactory restructuring and to allow the Company to operate in the current low commodity price environment.  Over the last quarter, we have worked tirelessly to bring down our lease operating expenses and G&A.  Estimated lifting costs for January 2015 are down to less than $18 per BOE, including LOE of less than $14 per BOE, with a gross operating margin of $21 per BOE. Combined savings expected from cuts in LOE and G&A to date are expected to amount to more than $15 million annually. We look forward to adding the capabilities of CMS and their seasoned team to assist the Company in developing and implementing our plan to restructure or repay our existing debt.”

About Saratoga Resources

Saratoga Resources is an independent exploration and production company with offices in Houston, Texas and Covington, Louisiana.  Principal holdings cover approximately 52,000 gross/net acres, mostly held by production, located in the transitional coastline and protected in-bay environment on parish and state leases of south Louisiana and in the shallow Gulf of Mexico Shelf. Most of the company's large drilling inventory has multiple pay objectives that range from as shallow as 1,000 feet to the ultra-deep prospects below 20,000 feet in water depths ranging from less than 10 feet to a maximum of approximately 80 feet. For more information, go to Saratoga's website at www.saratogaresources.com and sign up for regular updates by clicking on the Updates button.

About Conway MacKenzie

Conway MacKenzie (CMS) is a national consulting firm that specializes in corporate restructurings, operations improvement, litigation analytics, valuations and bankruptcy case management services.  CMS’s Houston office is located at 1301 McKinney Street, Suite 2025, Houston, Texas, 77010.  CMS has extensive experience working with and for distressed companies in complex financial and operational restructurings, both out-of-court and in chapter 11 proceedings throughout the United States.  CMS professionals have advised debtors, creditors and equity constituents in numerous reorganizations, which advisory services have included financial analysis and budgeting, forecasting, cash management, operational assessments and improvements, and the provision of interim management.  CMS is a national leader in performing restructuring services to the energy sector.

Forward-Looking Statements

This press release includes certain estimates and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including, but not limited to, statements regarding potential cost savings, results of specific operations and future ability to achieve profitability under existing market conditions, ability to meet future interest payment obligations, ability to satisfy the terms of the forbearance agreements and/or secure extensions of the same or otherwise assure ongoing compliance with various debt obligations, among others and ability to successfully restructure or repay our debt. Words such as "expects”, "anticipates", "intends", "plans", "believes", "assumes", "seeks", "estimates", "should",  and variations of these words and similar expressions, are intended to identify these forward-looking statements. While we believe these statements are accurate, forward-looking statements are inherently uncertain and we cannot assure you that these expectations will occur and our actual results may be significantly different. These statements by the Company and its management are based on estimates, projections, beliefs and assumptions of management and are not guarantees of future performance. Important factors that could cause actual results to differ from those in the forward-looking statements include the factors described in the "Risk Factors" section of the Company's filings with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information, or otherwise.

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